Exhibit 10.12
Consulting Agreement
This Consulting Agreement (the “Agreement”) is entered into as of August 16, 2022, by and between Claude Demby (“Advisor”) and SMART Global Holdings, Inc. (the “Company”).
WHEREAS, Advisor currently serves as Senior Vice President and President, LED Solutions, for the Company (“President, LED Solutions”);
WHEREAS, Advisor intends to retire from his position as President, LED Solutions, effective as of 5:00 p.m. EST on September 2, 2022 (the “Effective Date”); and
WHEREAS, the Company desires to provide an orderly transition of Advisor’s previous duties and responsibilities by permitting Advisor to continue to provide Services (as hereinafter defined) to the Company pursuant to this Agreement and Advisor desires to assist the Company in realizing an orderly transition through the provision of the Services.
NOW, THEREFORE, in furtherance of the foregoing, Advisor and the Company agree as follows:
1.Retirement. Advisor is retiring from his service President, LED Solutions, and will no longer serve as an employee of the Company, effective as of the Effective Date. The Company will pay Advisor for all earned but unpaid compensation through the Effective Date (including all earned but unused vacation), less all applicable taxes and withholdings, on or before the Company’s next regularly-scheduled payday after the Effective Date.
2.Services. Following the Effective Date, Advisor shall provide the following services (the “Services”) to the Company: advice to the Chief Executive Officer of the Company, as reasonably requested by the Chief Executive Officer from time to time, and such other services are reasonably requested by the Company’s Chief Executive Officer to assist in the orderly transition of Advisor’s duties and responsibilities. Advisor shall not perform any services or act in any other capacity for the Company other than the provision of the Services. The Services are not expected to be performed for more than 10 hours per quarter.
3.Term and Termination.
(a) The term of the Services to be provided pursuant to this Agreement shall commence on the Effective Date and continue until April 30, 2023 (the “Term”); provided, that (i) Advisor may terminate the Term early for any reason with 30 days’ written notice and (ii) the Company may terminate the Term early upon written notice to Advisor of a termination for “Cause” in accordance with Section 3(b).
(b) For purposes of this Agreement, “Cause” shall mean the Advisor’s: (A) material breach of this Agreement or any other material written agreement with the Company, (B) conviction of, or plea of nolo contendere to, a felony (excluding traffic offenses) which has or is reasonably expected to have a material detrimental effect on the reputation or business of the Company or its affiliates; (C) gross misconduct or other intentional conduct that has or is reasonably expected to have a material detrimental effect on the reputation or business of the Company or its affiliates; (D) willful and improper disclosure of confidential information; or (E) willful failure to reasonably cooperate with the Company in any investigation or formal proceeding; provided that no such determination may be made until Advisor has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if the event is curable), or, if such event is not so cured (or is not curable), an opportunity on at least five (5) days advance written notice to appear (with legal counsel) before the full Board to discuss the specific circumstances alleged to constitute a Cause event.
4.Compensation. In consideration for the Services, and subject to Advisor’s compliance with this Agreement, Advisor shall receive the following to which, absent this Agreement, he is not otherwise entitled:
(a) As of the date hereof, Advisor holds certain equity-based awards granted under the SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan and/or the SMART Global Holdings, Inc. 2021 Inducement Plan (the “Plans”). These equity-based awards include restricted stock units (“RSUs”) and performance share units (“PSUs”). For purposes of the RSUs and PSUs, Advisor’s retirement pursuant to Section 1 will not be considered a “termination of employment or service” as defined in the Plans, but rather, during the Term, the RSUs and PSUs will continue to vest in accordance with the vesting schedule provided in the applicable award agreements setting forth such RSUs and PSUs. For the avoidance of doubt, the final day of the Term will be deemed a “termination of employment or service” for purposes of the RSUs and PSUs, and any RSUs and PSUs that would be forfeited pursuant to their terms upon a termination of employment or service will be forfeited. The terms provided by the Plans and the underlying award agreements shall continue to apply during the Term.
(b) Before the end of the 2022 calendar year, Advisor shall receive his bonus under the Company’s bonus program with respect to the 2022 fiscal year, during which Employee provided services as an employee, with the actual amount to be based on the determination by the Company’s compensation committee of Company performance during the 2022 fiscal year.
(c) If Advisor elects health benefit continuation coverage under COBRA in connection with his retirement, then from the first full month after the month in which the Effective Date falls, until the earlier of (x) the expiration of the Term or (y) the date the Advisor becomes eligible for equivalent health benefits with another employer, Advisor shall pay the same premium that is paid by active employees of the Company for the same level of coverage.
Except as set forth in this Section 4, Advisor will not be eligible to participate in or receive any other compensation or benefits in connection with the provision of the Services.
5.Release. In consideration for the benefits outlined in the Agreement, to which Advisor is not otherwise entitled, Advisor hereby releases the Company as follows (the “Release”):
(a) Advisor, and anyone claiming through Advisor or on Advisor’s behalf, hereby generally and completely releases and waives each and every past, present, and future parent, division, subsidiary, partnership, owner, trustee, fiduciary, administrator, member, shareholder, investor, associate, affiliate, predecessor, successor and related affiliate of the Company, and all of their current or former agents, officers, directors, partners, representatives, attorneys, contractors, insurance companies, administrators, successors, assigns, current and former employees, plan administrators, insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, the predecessors, successors, and assigns of each entity listed above, and each of them (“Released Parties”), from any and all claims, rights, debts, liabilities, demands, causes of action, obligations, and damages, known or unknown, suspected or unsuspected, arising as of or prior to the date of Advisor’s signature to this Agreement, under any applicable law, including federal, state, local, or common law, including but not limited to claims in any way related to Advisor’s employment with the Released Parties, Advisor’s separation from employment, the terms and conditions of Advisor’s employment, and all claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Equal pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the California Labor Code, the California Business and Professions Code, all California Wage Orders, the California Fair Employment and Housing Act, the California Family Rights Act, the California Civil Code, the California Government Code, and/or the laws prohibiting discrimination, harassment, and/or retaliation in any state in which you are employed, and any and all federal, state, and local employment laws, as well as any and all common law tort or contract theories under federal, state or local laws (“Released Claims”). The Released Claims also include claims of discrimination or retaliation on the basis of workers’ compensation status, but do not include workers’ compensation claims or any claim that by law may not be released.
(b) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Advisor (or Advisor’s attorney) from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity concerning suspected violations of the law, in each case without receiving prior authorization from or having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”), National Labor Relations Board’s, the Occupational Safety and Health Administration’s, and the Securities and Exchange Commission’s, or any federal, state, or local governmental agency or commission’s (“Governmental Agencies”) or any state agency’s independent right and responsibility to enforce the law, nor does this Agreement affect Advisor’s right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such Governmental Agency, although this Agreement does bar any claim that Advisor might have to receive monetary damages in connection with any Commission or Governmental Agency proceeding concerning matters covered by this Agreement. This Agreement does not limit Advisor’s right to receive an award or bounty for information provided to any Governmental Agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”). Further, nothing in this Agreement prohibits Advisor from testifying in an administrative, legislative or judicial proceeding regarding alleged criminal conduct or harassment, when Advisor has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or the legislature. Moreover, nothing in this Agreement prevents the disclosure of factual information relating to claims of sexual assault, harassment, discrimination, failure to prevent harassment or discrimination, or retaliation against a person for reporting an act of harassment or discrimination, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law.
(c) Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, any claim to indemnity under section 2802 of the California Labor Code, and does not release Advisor’s eligibility for indemnification in accordance with applicable law.
(d) Advisor acknowledges that he has been advised or has had an opportunity to seek advice by legal counsel and he is, by this Agreement, waiving claims pursuant to California Civil Code Section 1542 or the laws of other states similar hereto, and he expressly waives such rights as quoted below:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Advisor hereby expressly waives any rights he may have under any other statute or common law principles of similar effect.
(e) Advisor acknowledges that Advisor is knowingly and voluntarily waiving and releasing any rights Advisor has under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) and that the consideration given for the waiver and release is in addition to anything of value to which Advisor was already entitled. Advisor further acknowledges that Advisor has been advised by this writing, as required by the ADEA, that: (i) Advisor’s waiver and release specified in this paragraph do not apply to any rights or claims that arise after the date Advisor signs this Release; (ii) Advisor has the right to consult with an attorney prior to signing this Release; (iii) Advisor has up to 21 days to consider this Agreement (although Advisor may choose voluntarily to sign this Release earlier and thereby waive any remaining portion of the review period); (iv) Advisor has seven days after Advisor signs this Agreement to revoke the Release; and (v) this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after Advisor signs this Release, assuming Advisor has returned it to the Company by such date.
(f) In addition, Advisor agrees that during the Term and at all times thereafter, he shall not make any written or oral statements about any of the Released Parties that are negative or disparaging, implied or express, or that are intended to damage the Company’s business reputation or goodwill. The Company agrees that during the Term and at all times thereafter, its directors and management team (including its Section 16 officers) shall not make any written or oral statements about Advisor that are negative or disparaging, implied or express, or that are intended to damage the Advisor’s business reputation or goodwill. Notwithstanding the foregoing, nothing in this Agreement or otherwise shall preclude Advisor from (a) communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction, or otherwise pursuant to legal process, (b) responding publicly to incorrect, disparaging or derogatory public statements by the Company to the extent reasonably necessary to correct or refute such public statements or (c) disclosing acts in good faith thought to be unlawful.
6.Independent Contractor Status. Advisor shall act solely as an independent contractor with respect to the Company, and as such, shall not be authorized to and shall not seek or attempt to bind, represent or speak on behalf of the Company to third parties without the prior written consent of the Company. Advisor hereby acknowledges and agrees that all amounts payable pursuant to this Agreement shall represent fees for services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. Advisor shall be solely responsible for the payment of any federal, state, or local income or self-employment taxes imposed on him with respect to any amounts paid to Advisor with respect to or as a result of this Agreement. With respect to the Services provided hereunder, Advisor shall not be eligible to participate in the benefit plans of the Company, including without limitation, any retirement, pension, profit sharing, group insurance, health insurance or similar plans, if any, that have been or may be instituted by the Company for the benefit of its employees; provided that Advisor may participate in the benefit plans of the Company in his status as a former employee of the Company where applicable.
7.Expenses. Advisor’s expenses incurred in the performance of the Services are the responsibility of Advisor; however, Advisor may seek reimbursement for expenses incurred in connection with performing the Services under this Agreement, provided that such expenses have been expressly approved for reimbursement by the Company in writing prior to expenditure.
8.Section 409A. This Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and construed in compliance therewith.
9.Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

If to the Company:	SMART Global Holdings, Inc.
c/o Chief Executive Officer
890 Tasman Drive
Milpitas, California 95035

If to Advisor:	Claude Demby
**********
**********
10.Indemnification and D&O coverage. Nothing in this Agreement will adversely affect Advisor’s rights with respect to Company provided indemnification and directors and officers (“D&O”) insurance coverage relating to Advisor’s services with the Company, whether before or after the Effective Date. In addition, Advisor will continue to have full rights to Company provided indemnification and D&O insurance coverage with respect to the Services provided by Advisor hereunder.
11.Miscellaneous. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter. The provisions and obligations of this Agreement which are intended to survive upon termination of this Agreement shall survive. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflict of laws. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No amendment, modification, termination or waiver of any provisions of this Agreement and no consent to any departure by any party therefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the given instance and for the specific purpose for which given.
12.Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by Advisor, his beneficiaries or legal representatives without the Company’s prior written consent. The Company may assign this Agreement to any successor or assign (whether directly or indirectly, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SMART GLOBAL HOLDINGS, INC.
By:	/s/ Mark Adams
Name: Mark Adams
Title: Chief Executive Officer

ADVISOR:
/s/ Claude Demby
Claude Demby